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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                         -------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934


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        Date of Report (Date of earliest event reported): AUGUST 2, 1999


                                AEARO CORPORATION
               (Exact name of Registrant as specified in charter)


          DELAWARE                    0-26942                    13-3840450
(State or other jurisdiction   (Commission file number)        (IRS employer
      of incorporation)                                      identification no.)


               5457 WEST 79TH STREET, INDIANAPOLIS, INDIANA 46268
               (Address of principal executive offices) (Zip Code)

                                 (317) 692-6666
              (Registrant's telephone number, including area code)


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ITEM 5.  OTHER EVENTS.

         Acquisition of Safety Optical. On August 3, 1999, Aearo Corporation issued the following press release:

AEARO COMPANY COMPLETES SAFETY OPTICAL ACQUISITION

AUGUST 2, 1999 - INDIANAPOLIS, INDIANA--Aearo Company, of Indianapolis, today announced its acquisition of Safety Optical, Inc. of Athens, Tennessee.

"The acquisition of Safety Optical supports Aearo's strategy of enhancing shareholder value through organic growth, and value-added acquisitions, which leverage our core competencies. Safety Optical is the fifth largest prescription safety eyewear manufacturer in the U.S. This acquisition strengthens our number one position in an important segment by broadening our penetration into the southeast and south-central regions of the U.S." said Michael McLain, President and CEO of Aearo Company.

"We will continue to search for strong companies like Safety Optical in order to meet our goal of creating best value for our stake holders", added Rahul Kapur, Vice President of Corporate Development for Aearo Company.

Safety Optical has annual revenues of $4.5 million and has a history of solid growth in sales and profitability. The acquisition will be funded through the company's senior bank facilities. The acquisition is expected to be accretive to EBITDA and net income in the first year of ownership by Aearo Company.

Aearo Company is one of the world's leading manufacturers and marketers of a broad range of personal protection equipment and energy-absorbing polymers. Its E-A-R, AOSafety and Peltor brands are marketed globally through industrial safety distributors, as well as through consumer hardware channels, home centers, sporting goods and a variety of other retail outlets.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 18, 1999               AEARO CORPORATION

                                    By: /s/ Bryan J. Carey
                                        ----------------------------------------
                                        Bryan J. Carey
                                        Vice President, Chief Financial Officer,
                                        Treasurer and Assistant Secretary